Exhibit 99.2

Contacts:	Edward Jamison – CEO	Richard Robinson – CEO
	Larry Scott – COO	(702) 307-9800
702) 878-0700

May 19, 2005

Las Vegas, NV — Community Bancorp (Nasdaq:CBON), today announced the signing of a definitive agreement to acquire all of the common stock and equivalents of Henderson, NV based Bank of Commerce for approximately $40.0 million in cash and stock. Bank of Commerce, founded in 1997, is a commercial bank with assets of $167 million as of March 31, 2005 and 3 branches serving the communities of Las Vegas and Henderson. Shareholders of Bank of Commerce will have the option to receive cash, shares of Community Bancorp common stock, or a combination subject to an aggregate consideration limit of 50% stock and 50% cash.

The acquisition has been approved by the Board of Directors of each company and is expected to be immediately accretive to Community Bancorp’s earnings per share. Upon consummation of the transaction, Bank of Commerce will be merged into Community Bank of Nevada under the holding company, Community Bancorp. The combined institution will have approximately $800 million in assets and 9 branches serving the growing communities of Clark County.

“This transaction is very exciting to us as it broadens the scope of our franchise while adding a very attractive customer base. Bank of Commerce has been extremely successful in attracting and servicing high quality customers and we are looking forward to continuing that exceptional service to the combined customer base with a broader set of products and services,” said Ed Jamison, President and Chief Executive Officer of Community Bancorp.

This is the first acquisition for Community Bancorp, and the transaction follows the Company’s recent initial public offering of common stock in December of 2004. The merger will further enhance Community Bancorp’s presence as the largest community based bank focused solely on the $27+ billion deposit Las Vegas market place. The Las Vegas market continues to lead the nation in both population growth and economic development. According to the U.S. Census Bureau, Nevada is projected to be the fastest growing state in the nation with the population expecting to grow by 114% by 2030 compared to the national average of 29%.

  “We are very pleased to be joining the Community Bank of Nevada family,” commented Richard Robinson, Chairman and Chief Executive Officer of Bank of Commerce. “This transaction is an excellent opportunity for our customers, shareholders and employees to become part of a combined organization that is the premier independent bank serving our market.”

The merger is subject to the approval of the shareholders of Bank of Commerce, the receipt of necessary regulatory approvals, and other customary closing conditions. The merger is expected to be completed late in the third quarter or early in the fourth quarter of 2005.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, NV with $634 million in assets as of March 31, 2005. Through its 5 full service banking offices they provide commercial banking services, including real estate, construction and commercial loans, to small and medium sized businesses. Community Bank of Nevada plans to open a new branch in 2005 in Southern Clark County.

About Bank of Commerce

Since 1999, Bank of Commerce has worked to enhance the quality of life in Southern Nevada by recognizing and meeting the banking and credit needs of the community it serves. Locally owned and operated, Bank of Commerce has expanded to three locations in Las Vegas and Henderson. Their focus is handling the banking needs of small to mid-size businesses.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on theses and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.

Securities Law Matters

This News Release may be deemed to be solicitation material in respect to the proposed transaction between Community Bancorp and Bank of Commerce pursuant to an Agreement to Merge and Plan of Reorganization, dated as of May 19, 2005 by and among Community Bancorp, Community Bank of Nevada and Bank of Commerce (the “Agreement”). Filing of this News Release is being made in connection with Rules 165 and 425 promulgated by the Securities and Exchange Commission (“SEC”).

In connection with the proposed transaction, Community Bancorp will file with the SEC a registration statement on SEC Form S-4. The registration statement will contain a proxy statement/prospectus which will describe the proposed transaction and its proposed terms and conditions. Shareholders of Bank of Commerce are encouraged to read the registration material and proxy statement/prospectus because these documents will contain important information about the transaction. A copy of the Agreement will be filed in the near future with the SEC as an exhibit to Community Bancorp’s 8-K, a separate filing from the Form S-4. The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction will be available for free when filed, both on SEC’s web-site (www.sec.gov) or by contacting Cathy Robinson, Executive Vice President and Chief Financial Officer, Community Bancorp, 400 South 4th Street, Las Vegas, Nevada 89101. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on Community’s web-site: www.communitybanknv.com. Community posts these reports to its web-site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from Community’s web-site is incorporated into this press release.